UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	NOVEMBER 11, 2004

NORTEL NETWORKS LIMITED

(Exact name of registrant as specified in its charter)

CANADA	000-30758	62-12-62580

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8200 DIXIE ROAD, SUITE 100, BRAMPTON, ONTARIO, CANADA	L6T 5P6

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	905-863-0000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On November 11, 2004, Nortel Networks Corporation (the “Company”) issued a press release (the “Press Release”) providing a status update on the Company’s and Nortel Networks Limited’s (“NNL”) financial restatement process and other related matters. The Press Release is attached hereto as Exhibit 99.1 and furnished in accordance with Item 2.02 of Form 8-K.

Item 8.01 Other Events

In the Press Release, the Company and NNL announced a further delay in the filing of the Company’s and NNL’s financial statements and related periodic reports to permit the resolution of focused revenue reporting issues and remaining accounting matters identified by Nortel management during the course of the current restatement process.

The Company owns all of NNL’s common shares and the Registrant is the Company’s principal direct operating subsidiary.

Business Outlook

Due to the increase in 2003 revenues as a result of the revenue adjustments described below, the Company’s revenue percentage growth for the full year 2004 compared to 2003 is now expected to be in the low single digits. The expected 2004 business performance reflects Wireless Networks growth in 2004 compared to 2003 reflecting principally market share gains in GSM, continued growth in UMTS revenues and continued momentum in VoIP in service provider networks and wireless mesh networks. As well, there is continued momentum in Enterprise Networks driven by the deployment of IP Telephony, Multimedia and Security Solutions. Due to the ongoing restatement activity, the Company has not finalized its financial results for the third quarter of 2004. However, based on its treasury systems, the Company anticipates reporting cash as at September 30, 2004 of approximately US$3.4 billion. During the third quarter of 2004, the Company made approximately US$125 million in certain supplemental pension plan contributions.

Process to Complete Review and Resolve Remaining Accounting Matters

As previously announced, the Company and NNL continue to work on the restatement of their financial results for each fiscal quarter in 2003 and for the years 2002 and 2001, and the preparation of their financial statements for the year 2003 and the first, second and third quarters of 2004. While the principal focus of Nortel’s restatement process has been management’s practices regarding accruals and provisions, the Company has previously identified a number of other adjustments, including to revenue, and included these adjustments in its updates of estimated restatement impacts. Since the date of the Company’s last status update, these adjustments have increased. In light of the aggregate amount of these adjustments to date, the Company’s and NNL’s Boards of Directors have determined that, as part of the process of finalizing the restatement, it would be prudent to confirm whether any additional revenue adjustments are necessary. Significant work has already been performed by Nortel management which has resulted in the adjustments outlined below. The Company’s management will also perform additional focused reviews in selected periods to ensure that revenue has been properly recorded and presented.

Revenue Adjustments Made to Date

Based on work done to date, the Company has identified adjustments to revenues, primarily in the Company’s Optical Networks and Enterprise Networks businesses that have resulted in a net reduction in revenue of approximately US$600 million and US$2.5 billion in 1999 and 2000, respectively. Of the amount in 2000, approximately US$250 million of revenue will be permanently reversed, with the remaining revenue adjustments in 1999 and 2000 being deferred and recognized in subsequent years. The impact of these revenue adjustments in subsequent years is currently estimated to result in a net increase in revenues of approximately US$1.35 billion, US$450 million and US$450 million in 2001, 2002 and 2003, respectively. The adjustments to date would also result in additional deferred revenue on the Company’s balance sheet as of December 31, 2003.

The revenue adjustments identified to date principally concern revenue that was recognized incorrectly in any of the following circumstances:

•	Before legal title or risk of loss on products had passed to customers; where the criteria for recognizing revenues prior to actual delivery had not been met; or where collectibility issues existed at the time revenue was originally recorded. These adjustments account, to date, for the majority of the net increase in 2001 revenue, a significant portion of the net increase in 2002 revenue and contributed to the net increase in 2003 revenue.

•	Where some elements of customer orders had not been delivered at the date revenue was recognized, including future software upgrades; or where interim product solutions were provided pending availability of a new release of a particular optical product. These adjustments resulted in reduction of revenue in 2001, and a significant portion of the net increase in revenue in 2002 and 2003.

•	Where percentage of completion accounting principles were not consistently applied in certain cases. These adjustments resulted in both revenue deferrals to later periods and increases in prior periods, contributing to a net increase in revenue in 2001 and 2003 and a net decrease in revenue in 2002.

•	Due to various other issues. These adjustments resulted in net decreases in revenue in 2001 and 2002 and a net increase in revenue in 2003.

Accounting for Embedded Software

The Company and its external auditors are discussing certain other accounting matters with the United States Securities and Exchange Commission (the “SEC”). In particular, Nortel has sought the views of the SEC with respect to the Company’s historical and continuing accounting treatment under United States generally accepted accounting principles of revenues recognized on sales of certain optical products containing embedded software. The Company believes that its historical accounting treatment of these optical products is appropriate and is fully supported in this conclusion by its external auditors. Nevertheless, due to the judgments involved in the applicable accounting analysis and the significant impact a different conclusion would have on the Company’s reported revenues (namely, the deferred recognition of substantial revenue over a number of subsequent years), the Company, in consultation with its external auditors, decided to obtain the views of the SEC on the Company’s analysis and conclusions. The Company’s discussions with the SEC on this matter are ongoing. The Company is also discussing certain other matters with the SEC that could affect its and NNL’s upcoming filings, including the SEC’s open comments on past filings.

Release of Unaudited Results and Filing of Financial Statements

Subject to the limitations described below under “Update on Restatement Impacts,” the Company has identified a timeline for the release of certain unaudited results and the filing of its periodic reports.

Nortel plans to release preliminary unaudited results for the year 2003 and the first and second quarters of 2004 as soon as practicable, in advance of filing its periodic reports. In addition, the Company plans to release limited preliminary unaudited results for the third quarter of 2004 by mid December 2004.

Nortel now is targeting a filing date within 30 to 60 days for its and NNL’s audited financial statements for the year 2003 and unaudited financial statements for the first and second quarters of 2004, and related periodic reports. The Company expects that it and NNL will file, as soon as practicable thereafter, its unaudited financial statements for the third quarter of 2004 and related periodic reports, and any required amendments to periodic reports for prior periods.

Update on Restatement Impacts

Based on the Company’s work to date, and subject to the limitations described below, the principal estimated impacts of the restatements and revisions identified to date, including the revenue adjustment impacts described above, to the Company’s results reflect the following:

•	Revenue adjustments identified to date reflect increases to previously announced annual revenues of approximately 8 percent in 2001, 4 percent in 2002 and 5 percent in 2003 (adjusted from approximately 7 percent in 2001, 1 percent in 2002 and 3 percent in 2003 previously announced);

•	A reduction of approximately 35 percent in previously announced net earnings for 2003 (adjusted from 50 percent previously announced); the amounts of the reduction in 2003 net earnings will largely be reported in prior periods, resulting in a reduction in previously reported net losses for such periods including 2002 and 2001;

•	As previously announced, approximately two-thirds of the reduction in 2003 net earnings identified to date impacts the first half of 2003, with the remaining approximately one-third reduction impacting the second half of 2003;

•	Approximately 30 percent of the 2003 net income reductions are expected to impact the Company’s continuing operations, with the remaining approximately 70 percent impacting discontinued operations (compared to the previously announced estimate of an approximately equal impact to continuing operations and discontinued operations);

•	As previously announced, no material impact to the Company’s cash balance as at December 31, 2003; and

•	No material changes to the previously announced estimated revenues for the first and second quarters of 2004.

The Company’s work to date with respect to the restatements and revisions and the principal estimated impacts mentioned above, as well as the Company’s and NNL’s expectations as to timing of filing their financial statements and related periodic reports, are subject to a number of important limitations, including:

•	These principal impacts are estimated impacts which have been identified by the Company based on the work done to date and are not projections of the final impacts. As such, these principal estimated impacts continue to be preliminary and subject to change;

•	The ongoing work of the Nortel Audit Committee independent review;

•	The ongoing work to be done by the Company related to the restatements and revisions, including the completion of Nortel management’s work on the remaining accounting matters and the outcome of its discussions with the SEC as described above;

•	The previously disclosed material weaknesses in the Company’s internal control over financial reporting; and

•	The review or audit of the Nortel financial statements by the Company’s external auditors.

Nortel Networks Limited

The financial results of NNL are consolidated into the Company’s results. NNL’s financial statements for the applicable periods will also be restated upon the related restatements of the Company’s financial statements. NNL’s preferred shares are publicly traded in Canada.

Update on Certain Potential Impacts

Debt Securities

As previously announced, as a result of the delay in the filing of the Company’s and NNL’s 2003 Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q for the first and second quarters of 2004 (together, the “Reports”), and the anticipated delay in filing their Quarterly Reports on Form 10-Q for the third quarter of 2004 (the “2004 Third Quarter Reports”), the Company and NNL are not in compliance with their obligations to deliver their SEC filings to the trustees under their public debt indentures. While a notice of default could have been given at any time after March 30, 2004 by holders of at least 25 percent of the outstanding principal amount of any relevant series of debt securities, neither the Company nor NNL has received any such notice as of November 10, 2004.

Based on inquiries made during the week of October 25, 2004, the Company believes that approximately 45 percent of the outstanding principal amount of the US$150 million 7.875% notes due June 2026 issued by a subsidiary of NNL and guaranteed by it are held by a group of related holders. Other than with respect to that series of debt securities, based on such inquiries, neither the Company nor NNL is aware of any holder, or group of related holders or parties, that holds at least 25 percent of the outstanding principal amount of any relevant series of debt securities. The Company also believes, based on such inquiries, that approximately 23 percent of the outstanding principal amount of the US$150 million 7.40% notes due June 2006 issued by NNL are held by a single holder.

EDC Support Facility

As previously announced, NNL obtained a new waiver from Export Development Canada (“EDC”) under the EDC performance-related support facility (the “EDC Support Facility”) of certain defaults related to the delay by the Company and NNL in filing the Reports, in each case with the SEC, the trustees under the Company’s and NNL’s public debt indentures and EDC. The waiver also applies to certain additional breaches under the EDC Support Facility relating to the delayed filings and the planned restatements and revisions to the Company’s and NNL’s prior financial results (the “Related Breaches”).

The EDC Support Facility provides up to US$750 million in support, all presently on an uncommitted basis. The US$300 million revolving small bond sub-facility of the EDC Support Facility will not become committed support until the Reports and the 2004 Third Quarter Reports are filed with the SEC unless and until NNL obtains a permanent waiver of the Related Breaches. As of November 10, 2004, there was approximately US$286 million of outstanding support utilized under the EDC Support Facility, approximately US$202 million of which was outstanding under the small bond sub-facility.

The current waiver from EDC will expire on November 19, 2004. As the Company and NNL do not expect to deliver the Reports by November 19, 2004 or the 2004 Third Quarter Reports by the required delivery date of November 24, 2004, EDC will have the right, on such dates, unless EDC has granted a further waiver in relation to the delayed filings and the Related Breaches, to terminate the EDC Support Facility, exercise certain rights against collateral or require NNL to collateralize all existing support. While NNL is seeking a new waiver from EDC in connection with the delay in filing the Reports and the 2004 Third Quarter Reports, there can be no assurance that NNL will receive a new waiver or as to the terms of any such waiver.

In addition, the Related Breaches will continue independent of whether the Reports and the 2004 Third Quarter Reports are filed. Accordingly, EDC will have the right (absent a further waiver of the Related Breaches), beginning on November 19, 2004, to terminate or suspend the EDC Support Facility. While NNL is seeking a permanent waiver from EDC in connection with the Related Breaches, there can be no assurance that NNL will receive a permanent waiver, or any waiver or as to the terms of any such waiver.

Other Matters

Annual Meeting

As previously announced, the Company was granted an order by the Ontario Superior Court of Justice extending the time for calling the Company’s 2004 Annual Shareholders’ Meeting (the “Meeting”) to a date no later than December 31, 2004 or such later date as the Court may further permit. As a result of the above, the Company now intends to seek an order extending the time for calling the Meeting to no later than May 31, 2005. The Company intends to hold the Meeting as soon as practicable after its 2003 audited financial statements are completed and available for mailing to shareholders.

Stock Exchanges; Ontario Securities Commission

If the Company and NNL fail to file their 2003 Annual Reports on Form 10-K with the SEC by December 15, 2004, the New York Stock Exchange (“NYSE”) may commence suspension and delisting procedures in respect of the Company’s common shares and other Company and NNL securities, subject to extension in the discretion of the NYSE. Similarly, in light of the delays in filing the Reports and the 2004 Third Quarter Reports, the Ontario Securities Commission (the “OSC”) could suspend all trading in such securities in the province of Ontario, and/or the Toronto Stock Exchange could suspend trading in such securities and commence delisting proceedings.

Status Updates

The above announcements, as well as the other information reported today, are being provided as a status update pursuant to the alternative information guidelines of the OSC. These guidelines contemplate that the Company and NNL will normally provide bi-weekly updates on their affairs until such time as they are current with their filing obligations under Canadian securities laws.

Except as to the matters described above, the Company and NNL have reported that there have been no other material developments in the matters reported in their status updates of June 2, 2004, June 15, 2004, June 29, 2004, July 13, 2004, July 27, 2004, August 10, 2004, August 19, 2004, September 2, 2004, September 16, 2004, September 30, 2004, October 14, 2004 and October 27, 2004.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1	Press Release issued by Nortel Networks Corporation on November 11, 2004 (furnished pursuant to Item 2.02 of Form 8-K).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS LIMITED
By:	/S/ WILLIAM R. KERR
William R. Kerr
Chief Financial Officer

By:	/S/ BLAIR F. MORRISON
Blair F. Morrison
Assistant Secretary

Dated: November 11, 2004

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by Nortel Networks Corporation on November 11, 2004 (furnished pursuant to Item 2.02 of Form 8-K).